Exhibit 10.40

VITRIA CONTRACT NUMBER: 8784

VITRIA PROFESSIONAL SERVICES AGREEMENT

This Vitria Professional Services Agreement (this “Agreement”) is entered into between

QilinSoft LLC a (“Client”)	and	Vitria Technology, Inc., a Delaware corporation (“Vitria”)

for the purpose of setting forth the terms and conditions upon which Vitria shall provide Services to Client.

1.	DEFINITIONS

“Change Order Request” means Client’s written request to Vitria for modifications or supplements to an existing Statement of Work to provide for additional Professional Services or to change the scope of Professional Services contemplated thereunder. A Change Order Request shall state (a) the nature of the Change Order Request and specifically referencing the Statement of Work to which it is applicable, (b) the cost and timing to effect same, (c) the affect upon the related Statement of Work of implementing the Change Order, and (d) such other information as the parties deems material.

“Change Order” means the finalized, mutually executed version of a mutually agreed Change Order Request.

“Confidential Information” means any and all information identified as confidential, whether in oral, written, graphic or electronic form, and provided to the receiving party hereto, that the disclosing party provides regarding third parties and any third party proprietary information rightfully held and disclosed by the disclosing party, and any information (whether or not identified as confidential) in any form generally understood to be confidential, proprietary or trade secret, or by its nature or circumstances surrounding its disclosure should be reasonably regarded as confidential. Confidential Information does not include information which can be shown by the receiving party as (a) already in the possession of the receiving party without an obligation of confidentiality, (b) hereafter rightfully furnished to the receiving party by a third party without a breach of any legal or contractual obligation, (c) that is or becomes publicly available without breach of this Agreement, (d) furnished by the disclosing party to a third party without restriction on subsequent disclosure, or (e) independently developed by the receiving party without reliance on the Confidential Information.

“Deliverables” means all work product and intellectual property (excluding Products) created or conceived by Vitria and/or any employee, other person or entity working for or under Vitria, and delivered to Client in connection with and/or as part of Professional Services provided to Client under the Agreement and Statement(s) of Work, including, without limitation, all inventions, methods, processes, business adaptations, reports, products, programs, software (including, but not limited to, standardized subroutines, command structures, algorithms, processes, design, all files (including input and output materials), all interfaces, navigational devices, menus, menu structures or arrangements, icons, help and other operational instructions and documentation relating thereto), code (including, but not limited to, source code, object code, enhancements, modifications, and documentation relating thereto), applications, systems, notes, drafts, memos, manuals, documentation, deliverables and other materials, regardless of whether existing in or on paper, electronic or other form or media upon creation and at all stages of development, including upon completion.

“Documentation” means the user manuals and operator instructions which are delivered by Vitria with the Products.

“Effective Date” means the date on which the last party signs this Agreement, as set forth in the signature block below.

“Intellectual Property Rights” means all copyrights, all rights of authorship, all patent rights, all rights of inventorship, all trademark and service mark rights, all rights in trade secret and proprietary information, all rights in data and compilations of data, all rights of attribution, and all other intellectual property rights of any type under state or federal law of the United States or any other nation or international treaty or law, as well as all rights in applications for registration of these rights and all licenses to these rights.

“Client’s Prior Technology” means Client’s software, programming documentation, technical ideas, and any other Intellectual Property Rights developed or owned by Client prior to commencement of this Agreement.

“Price List” means Vitria’s standard fee schedule which Vitria may update from time to time.

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VITRIA CONTRACT NUMBER: 8784

“Product” or “Products” means the object code version of the computer software program(s) owned or distributed by Vitria.

“Professional Services” means consulting services performed by Vitria pursuant to this Agreement.

“Services” means the Professional Services.

“Statement of Work” means a form specifying the Professional Services as mutually agreed upon in writing by the parties and which is incorporated herein by this reference.

“Vitria Prior Technology” means Vitria’s software, programming documentation, technical ideas, and any Intellectual Property Rights therein developed prior to commencement of this Agreement, including without limitation, the Products and Documentation.

2.	INVOICING, PAYMENT AND TAXES

2.1 Invoicing and Payment

2.1.1	Fees.

(a)      Fees are as set forth on an Order or the relevant Statement of Work. Fees shall be due and payable net thirty (30) days from the latter of (i) the date of Vitria’s invoice or (ii) the date for payment specified on the Order or Statement of Work Professional Services fees will be invoiced and paid by Client pursuant to the terms therein. Client shall reimburse Vitria for all reasonable and actual documented travel and out-of-pocket expenses incurred by Vitria in performing Professional Services.

(b)      All fees on accurate, correctly submitted invoices shall be deemed overdue if they remain unpaid thirty (30) days after they become due. All overdue amounts on accurate, correctly submitted invoices shall bear interest at the rate of one and one-half percent (1 — 1/2%) per month or the maximum legal rate, if less, however, nothing herein shall limit Vitria’s termination rights under this Agreement.

2.1.2      Unless otherwise set forth in an Order or Statement of Work, payments shall be in United States dollars. If Client pays Vitria in a currency other than that specified in an Order or Statement of Work, Client shall pay costs of currency conversion to the currency in the Order or Statement of Work and any related bank charges.

2.1.3      If the Client’s procedures require that an invoice be submitted against a Client purchase order before payment can be made, the Client will be responsible for issuing such purchase order within five (5) days of the effective date of the Order or Statement of Work.

2.1.4      The fees listed in this Agreement are exclusive of taxes and other similar charges; therefore, Client shall be responsible for all taxes, customs duties, tariffs, and transportation costs, and like charges related to this Agreement other than taxes based on Vitria’s net income. The Client shall pay or reimburse Vitria, as appropriate, for all sales, use, excise, personal property, value-added, goods and services, or other federal, state or local taxes, duties, or any similar assessments based on the licenses granted or the services provided under this Agreement or on the Client’s use of the Products.

2.1.5      The parties agree that certain payments under this Agreement may be subject to a withholding tax at source. Without limiting the generality of Section 2.1.4, if Client is required by law to withhold or deduct any taxes or other charge from any payment to Vitria hereunder, Client shall pay to Vitria to the total amount reflected on the invoice less the applicable withholding taxes. Client shall be responsible for penalties, interest, or like charges resulting from Client’s failure to withhold and remit such taxes in the time and manner prescribed by law. The parties shall cooperate in good faith to minimize taxes to the extent legally permissible. Each party shall provide and make available to the other party any resale certificates, treaty certification and other exemption information reasonably requested by the other party.

3.	SERVICES

3.1	Professional Services

3.2.1      Client may order Professional Services from Vitria in accordance with the terms herein. Such Professional Services shall be provided at the fees set forth in the Price List (less any applicable discounts) or as more specifically defined in separate Statements of Work. Any scheduled service dates shall be mutually agreed upon in writing. Nothing in the Agreement shall be construed as precluding or limiting in any way the right of Client to obtain from, or provide to, any person or entity, such products, deliverables, consulting or other services of any kind or nature whatsoever as Client in its sole discretion may deem appropriate from time to time.

3.2.2      All Professional Services shall be provided as mutually agreed upon in a Statement of Work. In all cases, responsibility for development of Client’s applications and deployment of the Products is with Client. Vitria will not be

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liable to Client or any third party for any delay in completion or non-completion of any Client application. Client’s applications are and will remain at all times under Client’s control and direction. The use of the Products by Client and the obligation to pay license fees is not contingent upon provision of the Professional Services.

3.2.3      Vitria will furnish qualified personnel to perform the Professional Services at the times and location(s) designated in the Statement of Work. Vitria shall make reasonable efforts to honor specific requests by Client with regard to Vitria’s employees, including replacements thereof, who are assigned to perform Professional Services and any other aspect of obtaining the desired results under the Agreement. Client will designate a project manager to be Vitria’s primary contact for all aspects of the Professional Services to be performed hereunder.

3.2.4      When Professional Services are to be provided at Client’s site, Client shall provide Vitria’s on-site employees with temporary office space, telephone service, copying and general office supplies which may reasonably be necessary to facilitate Vitria’s performance of the Professional Services. Client will provide Vitria’s on-site employees with such limited access to Client’ internal computer network as is necessary for the performance of Professional Services. Vitria will ensure that its employees and will, whenever on Client’ premises, comply with all reasonable instructions, protocols and directions issued by Client. To the extent a Client delay in the provision of such support may increase the costs or efforts of Vitria hereunder and Vitria notifies Client in writing of such delay and Client fails to remedy the delay, such delay may result in commensurably increased costs to Client. In addition, to the extent a delay in the provision of Professional Services is due to the delay of Client to perform their obligations and Vitria notifies Client in writing of such delay and Client fails to remedy such delay, such delay shall extend the time required by Vitria to perform the Professional Services by the amount of such Client delay.

3.2.5      As between the parties, Client owns all Intellectual Property Rights in, and Vitria only receives limited license to, the Client Prior Technology for the limited purpose of providing the Professional Services under this Agreement. As between the parties, Vitria owns all Intellectual Property Rights in the Vitria Prior Technology and to any derivative works, improvements, enhancements or modifications made to the Vitria Prior Technology pursuant to this Agreement; and any Deliverables (subject to Client’s ownership of and rights in and to Client’s Prior Technology, if any, incorporated in any such derivative works, improvements, enhancements or modifications by Vitria to the Deliverables), and Client receives only the limited license as pursuant to the licensing terms of a separate Agreement.

3.2.6      It is understood that Vitria shall be free to use its general knowledge, skills and experience and any ideas, concepts, know-how, and techniques related to the Professional Services provided by Vitria. It is further understood that Vitria has created, acquired or otherwise has rights in, and may, in connection with the performance of Professional Services hereunder, employ, provide, modify, create, acquire or otherwise obtain rights from third parties, other than Client, in various concepts, ideas, methods, methodologies, procedures, processes, know-how, techniques, models, templates, the generalized features of the structure, sequence and organization of software, user interfaces and screen designs, general purpose consulting and software tools, utilities and routines, and logic, coherence and methods of operation of systems (collectively, the “Vitria Technology”). Notwithstanding anything to the contrary in this Agreement, to the extent that Vitria uses any of its intellectual or other property (including, without limitation, the Vitria Technology or Vitria Prior Technology) in connection with the performance of Professional Services hereunder, such property shall remain the property of Vitria.

3.2.7      Subject to Client’s payment of fees for Professional Services, Vitria hereby grants to Client and Affiliates a worldwide, transferable, perpetual, non-exclusive, royalty free, fully paid, license to use, reproduce, perform, display, modify, and/or create derivative works from, any of the Vitria Technology delivered pursuant to a Statement of Work, solely in connection with the use, display, operation, modification or commercial exploitation of the Deliverables, any Vitria Technology contained in or delivered with the Deliverables provided Client by Vitria solely for Client’s and/or Affiliates’ business purposes.

4.	NONDISCLOSURE

4.1      In the course of performance of this Agreement, either party may find it necessary to disclose to the other party, or either party may obtain from the other party, Confidential Information. The parties agree, on behalf of themselves, their Affiliates, and their employees that they shall not use, except as otherwise expressly permitted hereunder, or disclose to any third person, including to any employee of the receiving party without a need to know, either during or after the term of this Agreement, any Confidential Information. Notwithstanding any terms to the contrary within this Agreement, the parties shall have the right to disclose Confidential Information to independent contractors and consultants as necessary for Vitria’s or Client’s and/or Affiliates’ internal business purposes, provided such independent contractors and consultants agree to be bound by the confidentiality restrictions which are applicable to Vitria and Client hereunder.

4.2      The parties and their respective employees, independent contractors and consultants shall use the same degree of care as used to protect their own confidential information of a similar nature, but in no event less than reasonable care, to avoid disclosure of Confidential Information.

4.3      In the event of a breach of this Section 4, money damages will not be an adequate remedy, and therefore, in addition to any other legal or equitable remedies, the disclosing party shall be entitled to seek an injunction or other equitable relief against

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such breach without necessity of posting bond or security, which is expressly waived.

4.4      Notwithstanding the foregoing, the party to whom Confidential Information was disclosed (the “Recipient”) shall not be in violation of this Section 4 with regard to a disclosure that was in response to a valid order by a court or other governmental body, provided that the Recipient provides the other party with prior written notice of such disclosure in order to permit the other party to seek confidential treatment of such information.

5.0	WARRANTIES AND REMEDIES

5.1      Vitria warrants that (a) Vitria shall have and maintain the requisite technical knowledge, skills, abilities, licenses and qualifications to provide the Professional Services, (b) Vitria shall comply with all applicable local, state and federal ordinances, laws and regulations in providing the Professional Services, (c) all Services to be performed hereunder will be performed in good faith and in a good, professional, workmanlike, competent and timely manner, in conformity with all applicable standards and the requirements of the Agreement and, as applicable, the respective Statements of Work, and (d) Vitria’s performance of Services does not and will not violate the terms and conditions of any other contract or obligation of Vitria. This warranty shall be valid for ninety (90) days from completion of Professional Services set forth in a Statement of Work (“Services Warranty Period”). In the event that, during the Services Warranty Period, Client discovers that any Professional Services do not conform to the warranty set forth in this paragraph, Client shall promptly notify Vitria in writing of such nonconformance, and Vitria shall, at Client’ option and at Vitria’s sole cost and expense, promptly either (i) re-perform such Professional Services in conformance with such warranty, or (ii) refund to Client the fees paid for such deficient Professional Services.

5.2      DISCLAIMERS. THE EXPRESS WARRANTIES IN THIS AGREEMENT ARE EXCLUSIVE AND IN LIEU OF ALL OTHER WARRANTIES, AND VITRIA AND ITS SUPPLIERS DISCLAIM ALL OTHER WARRANTIES, WHETHER EXPRESS, IMPLIED, OR STATUTORY, REGARDING THE PRODUCTS AND DOCUMENTATION AND SERVICES, INCLUDING ANY WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE. EXCEPT AS PROVIDED IN THIS AGREEMENT, ALL SERVICES HEREUNDER ARE PROVIDED “AS IS” WITHOUT ANY WARRANTY WHATSOEVER. CLIENT RECOGNIZES THAT THE “AS IS” CLAUSE OF THIS AGREEMENT IS AN IMPORTANT PART OF THE BASIS OF THIS AGREEMENT, WITHOUT WHICH VITRIA WOULD NOT HAVE AGREED TO ENTER INTO THIS AGREEMENT. CLIENT ACKNOWLEDGES THAT IT HAS RELIED ON NO WARRANTIES OTHER THAN THE EXPRESS WARRANTIES IN THIS AGREEMENT.

6.0	LIMITATION OF LIABILITY

IN NO EVENT WILL VITRIA OR VITRIA’S SUPPLIERS BE LIABLE FOR ANY CONSEQUENTIAL, INDIRECT, EXEMPLARY, SPECIAL, PUNITIVE, OR INCIDENTAL DAMAGES, INCLUDING ANY LOST DATA AND LOSS OF PROFITS, ARISING FROM OR RELATING TO THIS AGREEMENT, EVEN IF VITRIA HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES. VITRIA’S LIABILITY FOR DAMAGES SHALL BE LIMITED TO DIRECT DAMAGES ONLY AND VITRIA AND ITS SUPPLIERS’ TOTAL CUMULATIVE LIABILITY IN CONNECTION WITH THIS AGREEMENT, THE SERVICES AND THE PRODUCTS, SHALL IN NO EVENT EXCEED THE AMOUNT OF FEES PAID TO VITRIA HEREUNDER DURING THE 12 MONTHS PRECEDING ANY ACTION. CLIENT ACKNOWLEDGES THAT THE FEES PAID BY IT REFLECT THE ALLOCATION OF RISK SET FORTH IN THIS AGREEMENT AND THAT VITRIA WOULD NOT ENTER INTO THIS AGREEMENT WITHOUT THESE LIMITATIONS ON ITS LIABILITY.

7.0	TERM AND TERMINATION

7.1      Term. This Agreement will begin on the Effective Date and will continue indefinitely unless terminated pursuant to the terms of this Agreement or otherwise agreed by the parties in writing.

7.2	Termination.

7.2.1      Client may terminate this Agreement or any license at any time, with or without cause, upon thirty (30) days prior written notice to Vitria. Vitria may terminate this Agreement or any license granted hereunder, effective immediately upon written notice to Client, if:

(a)      Client breaches any provision in Section 4 and does not cure the breach within ten (10) days after receiving written notice thereof from Vitria,

(b)      Client fails to pay any portion of the fees set forth in Section 2 within thirty (30) days after receiving written notice from Vitria that payment is due,

(c)      Client breaches any other provision of this Agreement and does not cure the breach within thirty (30) days after receiving written notice thereof from Vitria or

(d)      If (i) Client files or has filed against it a petition under any applicable law relating to insolvency or the protection of it creditors,(ii) Client makes an assignment for the benefit of creditors or (iii) a receiver or similar

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official is appointed for all or a substantial portion of Client’s assets.

7.2.2      Client shall have the right to terminate any Statement(s) of Work for convenience, in whole or in part, at any time by giving Vitria written notice thereof not less than fourteen (14) days prior to the effective date of such termination and Client shall promptly pay (on a pro-rata basis if fixed fee) for Professional Services rendered and expenses properly incurred through the date of termination. In addition to the terms of the Agreement, Client shall have the right to terminate any Statement(s) of Work immediately in the event of a material breach of any Statement(s) of Work by Vitria, which breach remains uncured for a period of ten (10) days after written notice reasonably specifying the nature of the breach is given to Vitria.

7.2.3      In the event of termination of the Agreement or any Statement(s) of Work for any reason, Vitria shall deliver to Client within ten (10) days of the date of termination all Deliverables prepared pursuant to Professional Services provided under any such Statement(s) of Work that may be owned by Client, in whatever current stage such Deliverables are in on the date of termination.

7.3      Effects of Termination. Upon termination of this Agreement, any amounts owed to Vitria under this Agreement before such termination will be immediately due and payable. Termination of this Agreement will not limit or restrict any of the remedies otherwise available under this Agreement.

7.4      Survival. Sections 1 (“Definitions”), 2 (“Invoicing, Payment and Taxes”), 4 (“Nondisclosure”), 5 (“Warranties, Remedies”), 6 (“Limitation of Liability”), 7.3 (“Effects of Termination”),and 8 (“General Terms”) will survive termination of this Agreement for any reason.

8.0	GENERAL TERMS

8.1      Assignment. Client may not assign or transfer, by operation of law or otherwise, any of its rights under this Agreement (including its licenses with respect to the Product) to any third party without Vitria’s prior written consent. Nothing in this Agreement shall constitute a consent by Vitria to Client’s assumption, or assumption and assignment, of any license set forth herein pursuant to 11 U.S.C. §365 or otherwise, and specifically shall not constitute a consent pursuant to 11 U.S.C. §365(c)(1)(B). Vitria further expressly reserves all of its rights to object to any assumption or assumption and assignment of any license set forth herein.

8.2      Compliance with Laws. Client will comply with all applicable export and import control laws and regulations in its use of the Products. and shall comply with the United States Foreign Corrupt Practices Act. Client will defend, indemnify and hold harmless Vitria, its suppliers, agents, directors, officers and employees, from and against any violation of such laws or regulations by Client or any of its agents, officers, directors, or employees.

8.3      Construction. Singular terms shall be construed as plural, and vice versa, where the context requires. The headings of Sections of this Agreement are for convenience and are not to be used in interpreting this Agreement. As used in this Agreement, the word “including” means “including but not limited to”.

8.4      Counterparts. This Agreement may be executed in any number of counterparts or duplicate originals.

8.5      Entire Agreement. This Agreement and the Order(s), Statement(s) of Work, addendum(s), appendices and exhibit(s) referencing this Agreement are incorporated herein and constitute the entire agreement between the parties regarding the subject hereof and supersede all prior or contemporaneous agreements, understandings, and communication, whether written or oral. This Agreement may be amended only by a written document signed by both parties. In the event of any ambiguity or conflict between any of the terms and conditions contained in the Agreement and the terms and conditions contained in a Statement of Work (or any Change Order thereto), the terms and conditions of the Agreement shall control, unless the parties have expressly provided in such Statement of Work that a specific provision in the Agreement is amended, in which case the Agreement shall be so amended, but only with respect to such Statement of Work. The terms and conditions on any purchase order or similar document submitted by Client to Vitria will have no effect.

8.6      Force Majeure. Neither party will be responsible for failure of performance, other than for an obligation to pay money, due to causes beyond its control, including, without limitation, acts of God or nature; labor disputes; sovereign acts of any federal, state or foreign government; or shortage of materials.

8.7      Governing Law. This Agreement will be governed by the laws of the State of California as such laws apply to contracts between California residents performed entirely within California. The United Nations Convention on Contracts for the International Sale of Goods does not apply to this Agreement. Any action or proceeding arising from or relating to this Agreement must be brought in a federal court in the Northern District of California or in state court in Santa Clara County, California, and each party irrevocably submits to the jurisdiction and venue of any such court in any such action or proceeding.

8.8      Independent Contractors; Nonexclusivity. Vitria and Client are independent contractors and will so represent themselves in all regards. Neither party may bind the other in any way. Nothing in this Agreement will be construed to make either party the agent or legal representative of the other or to make the parties partners or joint venturers. Client shall identify

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and request the Professional Services to be performed, but Vitria shall determine the legal means by which all Professional Services are to be accomplished. Vitria is solely responsible for paying its employees for Professional Services performed under the Agreement. Client is not responsible for withholding, and shall not withhold, FICA or any other employment-related taxes of any kind from any payments made to Vitria. Vitria shall not be entitled to receive any benefits that employees of Client are entitled to receive, nor shall Vitria, be entitled to receive from or through Client, workers’ compensation, unemployment compensation, medical insurance, life insurance, paid vacations, paid holidays, pension, profit sharing or Social Security on account of Professional Services performed under the Agreement.

8.9      Notices. All notices, consents and approvals under this Agreement must be delivered in writing by courier, or by certified or registered mail (postage prepaid and return receipt requested), to the other party at the address set forth beneath such party’s signature, and will be effective upon receipt or three (3) business days after being deposited in the mail as required above, whichever occurs sooner. Either party may change its address by giving notice of the new address to the other party.

8.10      Proprietary Rights. The Products and Documentation, and all Intellectual Property Rights therein, are the exclusive property of Vitria. Vitria reserves all rights in and to the Products not expressly granted to Client in this Agreement. Nothing in this Agreement will be deemed to grant, by implication, estoppel or otherwise, a license under any of Vitria’s existing or future patents. Client will not remove, alter, or obscure any proprietary notices (including copyright notices) of Vitria or its suppliers on the Products or the Documentation.

8.11      Remedies. Except as provided in Sections 5 and 6, the parties’ rights and remedies under this Agreement are cumulative. If any legal action is brought to enforce this Agreement, the prevailing party will be entitled to receive its attorneys’ fees, court costs and other collection expenses, in addition to any other relief it may receive.

8.12      Severability. If any provision of this Agreement is unenforceable, such provision will be changed and interpreted to accomplish the objectives of such provision to the greatest extent possible under applicable law and the remaining provisions will continue in full force and effect.

8.13      Waiver. All waivers must be in writing. Any waiver or failure to enforce any provision of this Agreement on one occasion will not be deemed a waiver of any other provision or of such provision on any other occasion.

8.14      Insurance. During the term of this Agreement, Vitria shall maintain commercially reasonable insurance coverage corresponding to the scope of the services offered hereunder including, but not limited to; (i) workmen’s compensation, disability, unemployment insurance, and any other insurance required by law, covering all of its operations in all locations of Client at which services will be performed by Vitria under this Agreement; (ii) Comprehensive General Liability insurance; and (iii) Errors and Omissions Insurance. At Client’s written request, Vitria shall provide a certificate of insurance to Client evidencing such coverage.

8.15      Client shall not solicit for employment any Vitria employee who is directly involved in the performance of Professional Services described in a Statement of Work to the Agreement during the term of the respective Statement of Work except as may otherwise be agreed in writing by the respective parties hereto. This Section shall not restrict the right of Client to (a) solicit the employment of employees of Vitria after such employees have separated or have been separated from the service of Vitria, provided Client did not solicit such separation, or (b) solicit or recruit generally in the media.

CLIENT: QilinSoft LLC	VITRIA:

ADDRESS:
QilinSoft LLC 750 Menlo Ave. Suite 380 Menlo Park, CA 94025 US Phone: 650-323-8000 US Fax: 650-327-2102 /s/ JoMei Chang, Ph.D.	Vitria Technology, Inc. 945 Stewart Drive Sunnyvale, CA 94085 Main Phone 408 212-2700 /s/ Michael D. Perry

Signature	Signature

JoMei Chang, Ph.D.	Michael D. Perry

Printed Name/Title	Printed Name/Title

July 17, 2004	July 20, 2004

Date	Date

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